OMNIBUS AGREEMENT
This OMNIBUS AGREEMENT (this “Agreement”) is entered into as of July 1, 2023 by and between MARIMED INC., a Delaware corporation (“MariMed”), MARIMED ADVISORS INC., a Delaware corporation (“Advisors”), MIA DEVELOPMENT LLC, a Delaware limited liability company (“Mia” and collectively with MariMed and Advisors, the “Company”), on the one hand, each with an address at 10 Oceana Way, Norwood, MA 02062, and FIRST STATE COMPASSION CENTER, INC., a Delaware not for profit corporation (“Borrower”) with an address at 10 Germay Drive, Wilmington, DE 19804, on the other hand; each of MariMed, Advisors, Mia and Borrower are occasionally referred to as a “Party” and together, as the “Parties”).
WHEREAS, the Borrower is a Delaware not-for-profit entity that owns and operates a medical cannabis business (the “Business”) pursuant to licenses issued by the State of Delaware pursuant to the Delaware Medical Marijuana Act; and
WHEREAS, the Company provides management services to the Borrower (the “Management Services”) in connection the day-to-day operations of the Business on a fee for service basis pursuant to a Monitoring and Management Agreement with the Borrower dated January 1, 2015 (the “Management Services Agreement”); and
WHEREAS, in connection with the provision of Management Services and amounts advanced in connection therewith, at June 30, 2023, the Borrower was indebted to the Company in the amount of 11,019,576.28 including balances due from the Borrower pursuant to notes issued from time to time to the Company (the “June 30, 2023 Balance”); and
WHEREAS, the Company and the Borrower desire to consolidate the June 30, 2023 Balance, representing all amounts due from the Borrower to the Company at such date. into a single note in the form of Exhibit A hereto (the “FSCC Consolidated Convertible Note”) which provides for:
(a) a term of five years, which term automatically extends for an additional five period if adult use cannabis sales is not approved in Delaware by the maturity date;
(b) interest, compounded semiannually and payable upon maturity at the rate set under Sections 1274(d), 482 and 7872 of the Internal Revenue Code of 1986, as amended, as calculated under Rev. Ruling 86-17, 1986-1 C.B. 377; and
(c) the automatic conversion of the outstanding principal amount and all accrued and unpaid interest under the FSCC Consolidated Note, upon the approval of adult use cannabis sales in Delaware, into 100% ownership of all of the operating assets and rights of FSCC, including its licenses and business.
WHEREAS, the Borrower has requested that the Company provide it with a $2,000,000 incremental line of credit (“Credit Facility Loan”) to support its working capital requirements; and
WHEREAS, Lender has agreed to fund advances under the Credit Facility Loan from time to time, in its sole and absolute discretion, which advances will be made under the FSCC Consolidated Note; and
WHEREAS, the Company, Advisors and Mia are members of a group of commonly controlled companies; and.

WHEREAS, the Borrower and its board of directors have determined that entering into this Agreement is necessary to manage and operate the Business, consistent with past practice, and in in the best interest of the Borrower.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1.Debt Consolidation.
The Parties acknowledge and agree that $11,019,576.28 is currently due and owed from the Borrower to the Company comprised of the following:
(i)$287,262.08, which is the balance as of June 30, 2023, under that certain promissory note dated January 1, 2015 issued by the Borrower to Mia;
(ii)$5,508,318.04, which is the balance as of June 30, 2023, under that certain promissory note dated January 1, 2022 issued by the Borrower to Mia;
(iii)$3,954,752.96, which is the balance as of June 30, 2023, under that certain promissory note dated January 1, 2022 issued by the Borrower to Advisors;
(iv)$42,281.60, which is the balance as of June 30, 2023, under that certain promissory note dated December 31, 2022 issued by the Borrower to Mia; and
(v)$707,961.60, which is the balance as of June 30, 2023, under that certain promissory note dated December 31, 2022 issued by the Borrower to Advisors.
(vi)$879,000, which is the amount funded by the Company to the Borrower to cover taxes during the three months ended June 30, 2023.

Simultaneous with the execution of this Agreement, the Borrower will execute and deliver to the Company the FSCC Consolidated Convertible Note in the form of Exhibit A hereto evidencing the $11,019,576.28 balance due and owing from the Borrower to the Company as of the date hereof.
The Parties also acknowledge and agree that there is an additional $3,699,581.00 due and owing from the Borrower to the Company on account of additional advances made by the Company to the Borrower during the twelve months ended December 31, 2022, which is not included in the FSCC Consolidated Convertible Note (the “Incremental Advance Amount”). The Incremental Advance Amount is due and payable upon maturity of the FSCC Consolidated Convertible Note, or the conversion thereof. No interest will accrue and be due and payable with respect to the Incremental Advance Amount.

2.    Conversion of FSCC Consolidated Convertible Note.
The entire principal amount and all accrued and unpaid interest evidenced by the FSCC Consolidated Convertible Note shall automatically convert into the Company’s 100% ownership of the Borrower’s business, including, but not limited to all of its operating assets and licenses, upon the approval by the State of Delaware of adult use cannabis sales. In order to accomplish the foregoing, the Borrower shall execute and deliver all documentation necessary to transfer ownership of the Business to the Company including but not limited all commercially reasonable documentation requested by the Company to (i) convert the Borrower from a not-for-profit to a for-profit entity under Delaware law, (b) transfer the then issued cannabis licenses from the Borrower to the Company, (c) transfer all operating assets of the Business from the Borrower to the Company, and (d) transfer all outstanding contracts related to the Business from the Borrower to the Company. The Company’s receipt of the Business shall be on an as-is/where-is basis, without any representations or warranties of the Seller. The sole consideration payable by the Company for the Business shall be the then current balance (including accrued but unpaid interest) under the FSCC Consolidated Convertible Note plus the Incremental Advance Amount. All costs related to the transfer of the Business shall be borne by the Company.
3.Operational Covenants.
So long as the FSCC Consolidated Convertible Note remains outstanding, the Borrower shall only operate the Business consistent with past practice, including, but not limited to, in accordance with the terms and conditions of the Management Services Agreement. For so long as the FSCC Consolidated Convertible Note remains outstanding, the Borrower shall not have the right to terminate the Management Services Agreement.
4.Further Assurances.
At all times, the Borrower shall take all such actions and execute all documentation reasonably requested by the Company to operate the Business, consistent with past practice, and to effect the conversion of the FSCC Consolidated Convertible Note into 100% ownership of the Business upon the approval by the State of Delaware of adult use cannabis sales. In the Company’s sole discretion, documentation transferring ownership of the Business to the Company can be prepared and executed prior to the approval by the State of Delaware of adult use cannabis sales, provided that such documentation is conditioned upon such approval.
5.Credit Facility.
From time to time, the Borrower and the Company agree that The Company may periodically lend the Borrower up to $2,000,000 (the “Maximum Loan Amount”), in The Company’s sole discretion, in order to facilitate the Borrower’s working capital needs, in advance of intercompany settlements, and in accordance with the terms of this Agreement. Notwithstanding anything to the contrary that may be contained herein, in no event shall The Company be required to loan the Borrower more than the Maximum Loan Amount hereunder, or to make any loan at any time. The Loan will be evidenced by a Grid Note of the Borrower in favor of the Company in the form of Exhibit A hereto (the “Grid Note”). The Company is hereby authorized to enter on Schedule A attached to the Grid Note the amount of each advance and each payment of principal thereon, without any further authorization on the part of the Borrower, but the Company’s failure to make such entry shall not limit or otherwise affect the obligations of the Borrower. The Company may terminate this Agreement and seek immediate repayment of any outstanding balance on the Grid Note hereunder immediately upon written notice to the Borrower if the Borrower ceases to be an affiliate of The Company.
6.Request for Loans.
At any time prior to December 31, 2025 (the “Expiration Date”), the Borrower may request that The Company make a loan to the Borrower by submitting to The Company a written request therefor (a “Loan Request”), which Loan Request must contain: (i) the amount of the loan requested to be made (“Requested Amount”); (ii) a proposed purpose for the Loan Request, (iii) a certification that no Material Adverse Event has occurred; (iv) the aggregate principal amount of all loans made to the Borrower by The Company pursuant to this Agreement prior to such request; and (v) a certification that no Event of Default has occurred and is continuing under any outstanding note owed by the Company. “Material Adverse Effect” means an occurrence having a consequence that either (a) is materially adverse as to the business, properties, prospects or financial condition of the Borrower or (b) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur would reasonably be expected to materially adversely affect the business, properties, prospects or financial condition of the Borrower.

7.Loans.
a.Within five (5) U.S. business days of the receipt of a Loan Request, The Company will respond to the Borrower either agreeing to make the loan in whole or in part or denying the requested loan. If the Company agrees to make any portion of the Loan Request, then the Company shall promptly make the loan to the Borrower in an amount determined by the Company, in its sole discretion, equal to (i) the Requested Amount, (iii) an amount lower than the Requested Amount, or (ii) the Maximum Loan Amount less the aggregate amount of all loans previously made to the Borrower by the Company pursuant to this Agreement (the “Available Amount”).
b.If the amount sought in such Loan Request is in excess of the Available Amount, the Company, in its sole and absolute discretion, may (but shall not be required to) make a loan to the Borrower for all or any portion of such excess.
c.Each loan made to the Borrower by the Company shall be recorded by the Company on the grid.
d.The Company shall provide the Borrower, on an annual basis, with a written statement setting forth the amount of interest paid hereunder during the prior calendar year period.
8.Event of Default.
If any Event of Default occurs, the full principal amount of the Grid Note issued pursuant to this Agreement, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Company’s election, immediately due and payable in cash. The Company need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Company may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.
“Event of Default” shall mean any one of the following events: (i) any default in the payment of the principal or interest on the Grid Note issued by the Borrower to the Company as and when the same shall become due and payable which default is not cured within ten (10) U.S. business days after written notice from the Company; (ii) there is commenced against the Borrower a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower which remains undismissed for a period of 60 days; (iii) the Borrower is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days.
9.Notices.
All notices, approvals, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given at the time delivered, if personally delivered, one (1) business day after timely delivery to the courier, if delivered by overnight courier service; at the time delivered, if sent by email during business hours of the recipient, and if not sent during business hours, then the following business day, in each case to the intended recipient at the address set forth in the preamble.
10.Governing Law.
This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware as an agreement made and wholly to be performed therein.

11.Inapplicable Provisions.
If any term, covenant, or condition of this Agreement is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be construed without such provision.
12.Headings.
The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
13.Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts, when taken together, shall constitute one and the same instrument. It is not necessary that all parties sign all or any one of the counterparts, but each party must sign at least one counterpart for this Agreement to be effective.
14.Facsimile/Electronic Signatures Deemed Originals.
This Agreement may be executed and delivered by exchange of facsimile signatures of the Parties, or by exchange by e-mail of signed copies bearing the signatures of the Parties. The facsimile or e-mail signatures shall be the same as original signatures in all respects, including, but not limited to, being admissible in evidence in any court.
15.Amendment.
This Agreement may be amended only by an instrument in writing signed by all of the Parties hereto.
16.Waiver.
Any waiver by the Company or the Borrower of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.
17.Severability.
If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.
18.Assignment.
The Company may assign or otherwise transfer this Agreement, in whole or in part, including by way of merger or change of control, without the Borrower’s consent. The Borrower cannot assign or otherwise transfer this Agreement or sublicense the rights under this Agreement without prior written consent of the Company. Any purported assignment in violation of this section will be void and of no force and effect.

19.Recitals.
The recitals at the beginning of this Agreement are incorporated into and shall constitute a part of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by persons duly authorized as of the date and year first above written.

                            MARIMED INC.

                            By:    /s/ Jon R. Levine
                                Name: Jon R. Levine
                                Title: Chief Executive Officer
MARIMED ADVISORS INC.

                            By:    /s/ Jon R. Levine
                                Name: Jon R. Levine
                                Title: Chief Executive Officer

MIA DEVELOPMENT LLC

                            By:    /s/ Jon R. Levine
                                Name: Jon R. Levine
                                Title: Managing Member

FIRST STATE COMPASSION CENTER, INC.

                            By:    /s/ Mark Lally
                                Name: Mark Lally
                                Title: Chief Executive Officer

Exhibit A

FORM OF CONVERTIBLE GRID NOTE

GRID PROMISSORY NOTE

Up to $13,019,576.28
Initial Principal Amount $11,019,576.28    Norwood, MA
    July 1, 2023

    FOR VALUE RECEIVED, FIRST STATE COMPASSION CENTER, INC., a Delaware no for profit corporation (“Maker”), promises to pay to the order of MARIMED INC., a Delaware corporation with its principal place of business at 2233 N. Ontario Street, Suite 130, Burbank, California 91504 (“Holder”), at such address or at such other address as Holder may designate from time to time in a notice given to Maker, on the Maturity Date set forth herein, the principal sum of up to Thirteen Million Nineteen Thousand Five Hundred Seventy Six and 28/100 Dollars $13,019,576.28) in lawful money of the United States of America and in immediately available funds, together with interest at the rate set forth below.

    Holder may make advances to Maker from time to time after the date hereof up to an aggregate of Two Million Dollars ($2,000,000.00) in lawful money of the United States of America. Such periodic advances shall be made in the sole and absolute discretion of Holder as requested by Maker and shall bear interest from the date of the advance at the rate prescribed in this Note and otherwise be subject to all terms and conditions expressed herein. Holder is hereby authorized to enter on the schedule attached hereto the amount of each advance and each payment of principal thereon, without any further authorization on the part of Maker, but Holder’s failure to make such entry shall not limit or otherwise affect the obligations of Maker under this Note.

The Maturity Date of this note is December 31, 2027; provided, however, that if on or before such date, the State of Delaware has not approved adult use sales of cannabis, the Maturity Date shall automatically be extended, without any action by Maker or Holder to December 31, 2032.

The Maturity Date shall accelerate, in the event that the State of Delaware approves adult use sales of cannabis, to the date of such approval. Upon such acceleration event, the entire principal amount and accrued but unpaid interest hereunder shall convert into Holders 100% ownership interest of the Maker’s business as provided for in the Omnibus Agreement between, inter alia, Maker and Holder of even date herewith.

Maker also agrees to pay interest annually from the date hereof on the outstanding principal balance of this Note at the appropriate rate of interest in effect under Sections 1274(d), 482 and 7872 of the Internal Revenue Code of 1986, as amended, as calculated under Rev. Ruling 86-17, 1986-1 C.B. 377, for the period for which the amount of interest is being determined, compounded semiannually, net of any required withholding, if applicable, until payment in full of the principal amount of this Note. If Maker fails to promptly pay any amount required to be paid by this Note when due or declared due, or if there is otherwise a default hereunder, interest on this Note shall be payable at the annual interest rate equal to the lesser of (a) the interest rate in effect at the time of such default plus four percent (4%), or (b) the maximum interest rate Holder may charge the Borrower pursuant to Delaware law.

     Maker may not prepay all or any portion of this Note.

This Note may be declared immediately due and payable by Holder in the event (i) Maker fails to pay principal or interest when due and payable, and such failure shall remain uncured for more than ten (10) days or (ii) the filing by or against Maker of a petition under the bankruptcy or insolvency laws of the United States or the laws of any other jurisdiction whose laws are applicable to Maker.
If Maker fails to promptly pay any amount required to be paid by this Note when due or declared due, and the same is placed in the hands of an attorney for collection, then Maker shall pay all such costs of collection, including reasonable attorney’s fees and court costs.

    If Maker fails to promptly pay any amount required to be paid by this Note when due or declared due, and the same is placed in the hands of an attorney for collection, then Maker shall pay all such costs of collection, including reasonable attorney’s fees and court costs.

    Maker waives all notice, demand for payment, presentment for payment, notice of dishonor, notice of protest, protest and diligence in collection of this Note.

    No provision of this Note may be waived, changed, modified, amended or discharged except by a written agreement which is signed by the party against whom enforcement of any waiver, change, modification, amendment or discharge is sought.

    This Note has been executed and delivered with the intention and agreement that the laws of the State of Delaware (without reference to such state's conflict of laws provisions) shall govern the same.

    IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

FIRST STATE COMPASSION CENTER, INC.

                        By:    /s/ Mark Lally
                            Name: Mark Lally
                            Title: Chief Executive Officer

Schedule A for GRID PROMISSORY NOTE
Initial Principal Amount before any further advances: $11,019,576.28

Date of Transaction	Amount Borrowed	Unpaid Balance on Note	Notation Made By